Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of December 4, 2024 (the “Effective Date”), by and between OpGen, Inc., a Delaware corporation (the “Company”), and Mohd Azham Azudin as the Chief Operating Officer (the “COO”). The Company and COO may be referred to herein individually as “Party” or collectively, as “Parties.”

Recitals

Whereas, the Company appointed COO to serve as the Company’s Chief Operating Officer; and

Whereas, in consideration of the compensation to be paid by the Company to the COO, the Parties now desire to enter into this Agreement to reflect, among other things, the agreement by the COO to provide the services to the Company on the terms and subject to the conditions set forth herein.

Agreement

Now, Therefore, in consideration of the mutual covenants contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement. Subject to the terms and conditions of this Agreement, the Company hereby engages COO to serve as the Company’s Chief Operating Officer, and the COO hereby accepts such engagement. COO shall have and perform such services and duties as shall from time to time, be delegated to the COO by the Chief Executive Officer (“CEO”) or Board of Directors of the Company. The COO shall provide his services and duties to the Company in a good faith, professional, diligent manner and in a manner, it reasonably believes is in the best interests of the Company, and in accordance with applicable industry standards and applicable law.

2. Compensation. As COO’s sole compensation for the performance of his obligations hereunder, the Company shall issue to the COO, on annual basis, a grant of restricted stock units representing a number of shares of common stock having a value equivalent to $50,000 as of the date of grant.

3. Independent Contractor. The Parties understand and agree that COO is an independent contractor and not an employee of the Company. COO shall not be considered an employee of the Company under any circumstances, irrespective of COO’s classification under common law principles. It is understood that COO shall perform the services contemplated in this Agreement according to COO’s methods. The Company shall have no authority or right to direct or control COO’s methods, and COO shall only be subject to the control of the Company as to the results of the services performed. COO has no authority to obligate the Company through contracts, agreements, or any other commitments, whether verbal or written, unless explicitly authorized in writing by the Company. In furtherance of the foregoing, COO acknowledges and agrees that COO will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, retirement or 401(k) benefits, or any other fringe benefits or benefit plans of the Company, and the Company will not be responsible for withholding or paying any income, payroll or other foreign, federal, state or local taxes, making any insurance contributions, including for unemployment or disability or obtaining workers’ compensation insurance on your behalf. Any taxes imposed on COO due to activities performed hereunder shall be the sole responsibility of COO.

4. Intellectual Property.

(a) All documents, work product, and other materials that are delivered under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the COO’s services or this Agreement (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. COO acknowledges and agrees that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” COO hereby irrevocably assigns to the Company and its successors and assigns, for no additional consideration, the COO’s entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

(b) Upon the reasonable request of the Company, during and after the Term, COO shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, COO hereby irrevocably designates and appoints the Company as your agent and attorney-in-fact, to act for and on the COO’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if the COO had executed them. The COO agrees that this power of attorney is coupled with an interest.

(c) As between the COO and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to the COO by the Company (“Company Materials”), and all Intellectual Property Rights therein. The COO shall have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform the COO’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. The COO shall have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

5. Confidentiality.

(a) The COO understands that during the Term, the COO may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information the COO and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). The COO agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. The COO further agrees not to disclose or use, either during the Term or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that the COO may disclose and use such information in the good faith performance of the COO’s duties for the Company. The COO’s obligations under this Agreement will continue with respect to Confidential Information, whether or not this Agreement is terminated, until such information becomes generally available from public sources through no fault of the COO or any representative of the COO. Notwithstanding the foregoing, however, the COO shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that the COO first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b) During the Term, upon the Company’s request, or upon the termination of this Agreement for any reason, the COO will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, client information and lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by the COO or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in the COO’s possession, custody or control.

6. Nature of Agreement. This Agreement is personal to COO, and COO is not authorized to delegate any of the services to any subcontractors without the Company’s prior written consent.

7. Term and Termination.

(a) This Agreement, along with COO’s obligations hereunder, shall commence on the Effective Date and continue for a period of one (1) year thereafter (“Term”), unless terminated earlier as provided below. At the end of the Term, the Agreement shall be automatically renewed for additional periods unless the Company provides at least thirty (30) days written notice of termination, at its sole discretion.

(b) The Company may terminate the Agreement at any time by giving no less than five (5) days’ prior written notice to the COO.

(c) Sections 3 through 15 shall survive any termination or expiration of this Agreement. Upon termination, COO shall promptly deliver to Company all documents and other materials of any nature pertaining to the performance of its obligations hereunder.

8. Legal and Equitable Remedies. The COO acknowledges that the Company would be irreparably injured by a violation of the covenants in Sections 5, 6 and 7 of this Agreement and agrees. Accordingly, in light of the foregoing and due to the personal and unique nature of the COO’s services and because COO may have access to and become acquainted with the Company’s proprietary or confidential information, Company shall have the right to enforce this Agreement, and any of its provisions, by injunction, specific performance, or other equitable relief without prejudice to any other rights and remedies that Company may have for in the event of a breach of this Agreement.

9. Governing Law; Venue. This Agreement shall be governed by, and construed according to the laws of the State of Delaware, without regards to conflicts of laws rules. The COO hereby expressly consents to the personal jurisdiction and venue of the state and federal courts located in the State of Delaware for any lawsuit filed there against the COO by Company arising out or related to this Agreement.

10. Severability. If any provision of this Agreement is deemed by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

11. Waiver of Breach. The waiver by either the Company or the COO of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the COO. Any waiver must be in writing.

12. Complete Understanding; Modification. This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

13. Notices. Any notices required or permitted hereunder shall be delivered to the appropriate Party at the address listed on the signature page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three (3) days after the date of mailing if sent by certified or registered mail or electronic mail with confirmation of receipt.

14. Amendments. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the COO. No provision of this Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the COO.

15. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first written above.

Company:

OPGEN, INC.

By:	/s/ John Tan Honjian
Name:	John Tan Honjian
Title:	Chairman & CEO

Address:	23219 Stringtown Road, Suite 300.
Clarksburg, MD 20871 USA

CHIEF OPERATING OFFICER:

/s/ Mohd Azham Azudin
Name:	Mohd Azham Azudin

Address:	[***]

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